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As filed with the Securities and Exchange Commission on April 16, 2007

Registration No. 333-140590

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2908692 (I.R.S. Employer Identification Number)
7908 N. Sam Houston Parkway W., 5th Floor Houston, Texas 77064 (281) 931-8884 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Brian Keith
Corporate Secretary and General Counsel
7908 N. Sam Houston Parkway W., 5th Floor
Houston, Texas 77064
(281) 931-8884
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
William T. Heller IV Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 (713) 654-8111	Charles H. Still, Jr. Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-3309

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

        If the only securities being registered on this Form are being offered pursuant to divided or interest reinvestment plans, please check the following box.    ☐

        If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant o Rule 462(e) under the Securities Act, check the following box.    ☐

        If this Form is a post-effective amendment filed pursuant to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The sole purpose of this Amendment No. 2 to the Form S-3 Registration Statement is to include additional Exhibits 1.1, 5.1, and 23.4, and to amend Item 14 of Part II of the Registration Statement. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or to Items 15, 16, or 17 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II and the Index to Exhibits of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

        The following table sets forth the expenses, other than commissions, expected to be incurred in connection with the offering described in the Registration Statement:

Expenses	Amount
Securities and Exchange Commission registration fee	$7,311
Legal fees	150,000
Printing and engraving expenses	100,000
Auditors' fees	125,000
Blue sky and legal investment fees and expenses	—
Trustee and Authenticating Agent fees	—
Miscellaneous expenses	110,357
NASD registration fees	7,332

Total	$500,000

Item 15. Indemnification of Directors and Officers

        Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

  •
  for any breach of the duty of loyalty to us or our stockholders;

  •
  for an act or omission not in good faith that constitutes a breach of duty of the director to us or involving intentional misconduct or a knowing violation of law;

  •
  for any transaction from which the director derived an improper personal benefit;

  •
  under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

  •
  an act or omission for which the liability of a director is expressly provided for by an applicable statute.

        These provisions do not limit or eliminate our rights or those of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

        Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

        Section 145 of the DGCL, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses, including attorneys' fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. We maintain policies insuring our and our subsidiaries' officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

        We have entered into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the DGCL. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Item 16. Exhibits

        A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

          (a)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (c)   That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (d)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 to Registration Statement on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on April 16, 2007.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
By:	/s/ JERRY WINCHESTER Jerry Winchester, President, Chief Executive Officer, and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ JERRY WINCHESTER Jerry Winchester	President, Chief Executive Officer, Chief Operating Officer, and Director (Principal Executive Officer)	April 16, 2007
/s/ GABRIEL ALDAPE Gabriel Aldape	Chief Financial Officer (Principal Financial Officer)	April 16, 2007
/s/ DOUGLAS E. SWANSON* Douglas E. Swanson	Chairman of the Board	April 16, 2007
/s/ W. RICHARD ANDERSON* W. Richard Anderson	Director	April 16, 2007
/s/ E. J. DIPAOLO* E. J. DiPaolo	Director	April 16, 2007
/s/ ROBERT S. HERLIN* Robert S. Herlin	Director	April 16, 2007
/s/ K. KIRK KRIST* K. Kirk Krist	Director	April 16, 2007

/s/ ROBERT G. CROYLE* Robert G. Croyle	Director	April 16, 2007
/s/ CINDY B. TAYLOR* Cindy B. Taylor	Director	April 16, 2007
*By:	/s/ JERRY WINCHESTER Jerry Winchester as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
**1.1	Form of Underwriting Agreement
**5.1	Legal Opinion of Thompson & Knight LLP
*23.1	Consent of UHY LLP
*23.2	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP
*23.3	Consent of Ernst & Young LLP
**23.4	Consent of Thompson & Knight LLP (included in its opinion filed as Exhibit 5.1)
*24.1	Power of Attorney (included in the signature page of the Registration Statement)

*
Previously filed

**
Filed herewith

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX